EXHIBIT 11.1




                                       THREE MONTHS ENDED   NINE MONTHS ENDED

                                        DECEMBER 31,         DECEMBER 31,
                                     -----------------    -----------------
                                      1994      1993      1994      1993

NET INCOME (LOSS):

Income (loss) before cumulative
  effect of change in accounting
  principle                          $ 4,356   $ 3,966  $(4,794)   $11,914

Cumulative effect ofchange in
  accounting principle                   -         -        -          200
                                    --------- --------- --------- ---------

Net Income (loss)                    $ 4,356   $ 3,966  $(4,794)   $12,114
                                    --------- --------- --------- ---------
                                    --------- --------- --------- ---------

SHARES USED IN COMPUTATION:

Weighted average common shares
  outstanding                          8,890    10,320     8,890    10,338

Dilutive effect of stock options         444       380       278       330
                                    --------- --------- --------- ---------

Shares used in computation             9,334    10,700     9,168    10,668
                                    --------- --------- --------- ---------
                                    --------- --------- --------- ---------
PER SHARE:
Income (loss) before cumulative
  effect of change in
  accounting principle                 $ .47     $ .37    $(.52)     $1.12

Cumulative effect of change in
  accounting principle                   -         -        -          .02
                                    --------- --------- --------- ---------

Net income (loss                       $ .47      $.37    $(.52)     $1.14
                                    --------- --------- --------- ---------
                                    --------- --------- --------- ---------